Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization	Percentage Ownership(A)

U.S. Subsidiaries

Veeco ALD Inc.	DE	100%

Veeco APAC Inc.	DE	100%

Veeco Precision Surface Processing LLC	DE	100%

Veeco Process Equipment Inc.	DE	100%

Veeco PSP Blocker A Corp.	DE	100%

Veeco TK LLC	DE	100%

Foreign Subsidiaries

Veeco ALD Korea Ltd.	South Korea	100%

Veeco Asia Pte. Ltd.	Singapore	100%

Veeco Instruments GmbH	Germany	100%

Veeco Instruments Limited	England	100%

Veeco Instruments (Shanghai) Co. Ltd.	China	100%

Veeco Korea LLC	South Korea	100%

Veeco Malaysia Sdn. Bhd.	Malaysia	100%

Veeco Netherlands BV	Netherlands	100%

Veeco Taiwan Inc.	Taiwan	100%

(A) Includes direct and indirect ownership.